Exhibit 99.1

Release     Source: Accelr8 Technology Corporation

Accelr8 Appoints New President and Signs Letter of Intent to Divest Software Business

Wednesday May 19, 6:30 am ET

DENVER--(BUSINESS WIRE)--May 19, 2004--Accelr8 Technology Corp. (Amex:AXK -
News) announced today the appointment of David Howson as president, effective April 1, 2004. Mr. Howson previously served as a consultant to the company.

The company also announced that it has signed a letter of intent to divest its software migration tools business. Management expects to close the transaction, with a $500,000 purchase price, by the end of its current fiscal year ending July 31, 2004.

The appointment and the divestiture mark Accelr8's complete transition away from software and into medical diagnostic platforms that feature the company's surface chemistry and instrumentation technologies. This announcement closely follows the company's recent announcements about starting development of the BACcelr8r(TM), a new fast-response diagnostic platform intended initially for the rapid diagnosis of life-threatening bacterial infectious diseases.

Mr. Howson has 30 years of experience in the medical device and diagnostics industry. He founded two private companies that were acquired by public companies. He has been a consultant for market leading companies including Pfizer, Boston Scientific, and Becton Dickinson. His business career has centered on early stage medical device and diagnostics business development based on advanced technologies.

Howson said: "I'm delighted to have been selected by Accelr8's Board, and I look forward to working with the superb team of scientists that has brought Accelr8's technology acquisitions to early fruition. We have a visionary culture, exciting technology, and an open field in medical diagnostics. Accelr8 embodies a rare convergence of talented scientists, technology, and market opportunity in a way that does not present the high risks or high investment requirements usually associated with markets that offer comparable earnings potential. We believe that the BACcelr8r(TM) rapid diagnostic platform for life-threatening infectious diseases has tremendous upside and a practical pathway to building shareholder value."

Thomas V. Geimer, Accelr8's chairman and CEO, added: "We are very pleased to have David join us, bringing his extensive industry knowledge and real-world experience in building medical businesses around breakthrough technology. From the beginning of our entry into the biomedical sector, we've pursued a strategy to leverage our own technology into high-value vertical markets. David's experience in the medical industry now gives us the management leadership we need to attain our objectives."

Safe-harbor Statement:

Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission.
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Contact:

     Accelr8 Technology Corporation
     Thomas V. Geimer, 303-863-1218
     or
     Silverman Heller Associates
     Philip Bourdillon/Gene Heller, 310-208-2550


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Source: Accelr8 Technology Corporation